Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
ENSCO International Incorporated:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-58625, 333-10733, 33-40282, 333-97757, 333-125048 and 333-156530) and on Form S-3 (Nos. 333-37897 and 333-156705) of ENSCO International Incorporated of our reports dated February 26, 2009, with respect to the consolidated balance sheets of ENSCO International Incorporated as of December 31, 2008 and 2007, and the related consolidated statements of income and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of ENSCO International Incorporated.

Our report covering the December 31, 2008 consolidated financial statements refers to the adoption, effective January 1, 2008, of the provisions of Statement of Financial Accounting Standards No. 157, Fair Value Measurements, as it relates to financial assets and liabilities, and the adoption, effective January 1, 2007, of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes.

/s/ KPMG LLP

Dallas, Texas
February 26, 2009